IMAGIS Technologies Inc.
1300 - 1075 W. Georgia
Vancouver, BC Canada V6E 3C9
Tel: (604) 684-2449 Fax: (604) 684-4601
email: sandy@ipm.bc.ca

OAKLAND POLICE INSTALL STATE-OF-THE-ART BOOKING AND
BIOMETRIC FACIAL RECOGNITION SYSTEM

Vancouver, B.C., July 24, 2001: (OTCBB: IGSTF"; CDNX: "NAB"; Germany: "IGY") - Imagis Technologies Inc. ("Imagis"), a global independent software developer of biometric solutions, together with its business partner, ORION Scientific Systems, announced today that Oakland Police Department, the largest volume police booking agency in Alameda County, California, is now operational with Imagis' CABS/ID-2000 suite of law enforcement products and facial recognition technology. This announcement comes after a year of development and installation work following the award of a US$2.65 million contract to Imagis and ORION.

IMAGIS' biometric law enforcement software provides Oakland Police Department with an integrated booking and biometric facial recognition identification system, which replaces manual methods of arrestee processing, verification and identification. Areas of operation include the adult jail facilities in both male and female intake, the youth services division, and the identification section.

Technology highlights include:

  Imagis' ID-2000 facial recognition software for local and County-wide identification of arrestees and repeat offenders

  County-wide common access to centralized images (facial imagery, i.e. mugshots, tattoos, marks and scars) and repository for arrestee verification, identification and processing

  Integration with the existing Alameda County criminal history data and DOJ Livescan fingerprint systems

  Access to local and County-wide records information via wireless police cruisers

  About Oakland Police Department

  The Oakland Police Department books an average of 100 prisoners a day in its facility, and its use of Imagis software technologies is making day-to-day operations more efficient. Redundant data entry into multiple computer systems has been minimized, while increasing the amount of information that is being collected. New logs and reports are now available through instantly updated files. Investigators now have instant access to booking photos while prisoners are being processed. Photo lineups are now available to investigators at the touch of a button.

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  News Release,
  July 24, 2001

  IMAGIS Technologies Inc.
  1300 - 1075 W. Georgia
  Vancouver, BC Canada V6E 3C9
  Tel: (604) 684-2449 Fax: (604) 684-4601
  email: sandy@ipm.bc.ca

  About IMAGIS

  IMAGIS is a developer and marketer of advanced biometric-based software applications for the security and gaming industries. IMAGIS' ID-2000 facial recognition technology is designed to recognize faces or any other image, and works with IMAGIS' and third-party applications in these areas to capture and search facial images of the person as well as images of identifying marks such as tattoos, scars, and other features. IMAGIS products are designed to an open architecture and address a range of law enforcement needs in the imaging area, including CABS Arrest & Booking, Regional Data-sharing, evidence-tracking, wireless image transfer to and from police cruisers, and facial image recognition. IMAGIS markets its products through a network of Business Partners located in North America, Asia, Europe, and Latin America. IMAGIS' Chairman is Oliver "Buck" Revell, who served for over 30 years in the FBI and during his career advanced to the number two-career post of Associate Deputy Director.

  About ORION

  ORION Scientific Systems, an international software consulting firm located in Sacramento, California, is a multidisciplinary research, analysis, consulting, and software development firm that specializes in solving complex, information processing based problems - particularly those encountered by decision-makers, business managers, and operations or support activities. ORION has been developing high-end state of the art information processing and intelligence systems for the United States Government for over 20 years. In addition, ORION has been a leader in the Web based network systems adapting many of its existing systems to web based technology as well as developing tools and applications to serve this growing environment. http://www.orionsci.com.

  On behalf of the Board

  "Sandra Buschau"

  Sandra Buschau, Corporate Secretary

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  Imagis Technologies Inc.
  Contact: Sandra Buschau
  VP Investor Relations
  Tel: (604) 684-4691
  e-mail:   sandy@ipm.bc.ca
  http://www.ImagisTechnologies.com

  The Canadian Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this news release.